Filed pursuant to Rule 424(b)(5)
(Registration No. 333-184042)

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 30, 2012)

4,000,000 Common Shares

We have entered into a distribution agency agreement, dated August 8, 2013, with Jefferies LLC (“Jefferies” or the “sales agent”) for the offer and sale of up to 4,000,000 of our common shares, par value $1.00 per share.

In accordance with the terms of the distribution agency agreement, we may offer and sell our common shares at any time and from time to time through the sales agent. Sales of the common shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices prevailing at the time of sale or as otherwise agreed with Jefferies.

Under the terms of the distribution agency agreement, we also may sell our common shares to Jefferies, as principal for its own account at a price agreed upon at the time of sale. If we sell shares to Jefferies as principal, we will enter into a separate terms agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.” The last reported sale price of our common shares on the New York Stock Exchange on August 7, 2013 was $5.07 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies will receive from us a commission up to 2.5% of the gross sales price per common share sold through it as our sales agent under the distribution agency agreement. Jefferies is not required to sell any specific number or dollar amount of our common shares, but, subject to the terms and conditions of the distribution agency agreement, Jefferies will use its commercially reasonable efforts to sell on our behalf any common shares to be offered by us under the distribution agency agreement. There is no arrangement for shares to be received in an escrow, trust, or similar arrangement. The offering of our common shares pursuant to the distribution agency agreement will terminate upon the earlier of (i) the sale of our common shares subject to the distribution agency agreement or (ii) the termination of the distribution agency agreement by either Jefferies or us. See “Plan of Distribution” in this Prospectus Supplement.

Jefferies

Prospectus Supplement dated August 8, 2013

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The second part, the base prospectus, gives more general information, about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). We have not, and the sales agent has not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” in this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but may not contain all information that may be important to you. The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. For a more complete understanding of the terms of the offered securities, and before making your investment decision, you should carefully read this prospectus supplement and the accompanying prospectus; and the documents referred to in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

When we use the words “the Company,” “we,” “us,” “ours,” and “our,” we are referring to Tsakos Energy Navigation Limited and its wholly owned subsidiaries.

Our Company

Tsakos Energy Navigation Limited is a leading provider of international seaborne petroleum product and crude oil transportation services and, as of July 31, 2013, operated a fleet of 45 modern petroleum product tankers and crude oil carriers that provide world-wide marine transportation services for national, major and other independent oil companies and refiners under long, medium and short-term charters. Our fleet also includes one 2007-built Liquefied Natural Gas (“LNG”) carrier and two 2013-built shuttle suezmax tankers with advanced dynamic positioning technology (“DP2”), bringing our total operating fleet to 48 vessels. We have also under construction a 174,000 cbm LNG carrier at Hyundai Heavy Industries shipyard and an option for the construction of an additional LNG carrier with the same specifications exercisable by October 31, 2013. In addition, we have an agreement with the established shipyard Sungdong Shipbuilding in South Korea for additional vessels and are in discussions with the shipyard regarding the number, size, classification and timing of the vessels to be constructed.

We believe that we have established a reputation as a safe, reliable and cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, has contributed to our ability to attract world-class energy producers as customers and to our success in obtaining charter renewals.

Our fleet is managed by Tsakos Energy Management Limited, or Tsakos Energy Management, a company owned by our chief executive officer. Tsakos Energy Management provides us with strategic advisory, financial, accounting and administrative services, while subcontracting the commercial management of our business to Tsakos Shipping & Trading, S.A. or Tsakos Shipping. In its capacity as commercial manager, Tsakos Shipping manages vessel purchases and sales and identifies and negotiates charter opportunities for our fleet. Until June 30, 2010, Tsakos Shipping also provided technical and operational management for the majority of our vessels. Tsakos Energy Management now subcontracts the technical and operational management of our fleet to Tsakos Columbia Shipmanagement S.A., or TCM. TCM was formed in February 2010 by Tsakos family interests and a German private company, the owner of the ship management company Columbia Shipmanagement Ltd., or CSM, as a joint-venture ship management company. TCM, which formally commenced operations on July 1, 2010, now manages the technical and operational activities of all of our vessels apart from the LNG carrier Neo Energy which is technically managed by a non-affiliated ship manager and the VLCC Millennium, which was on a bareboat charter until July 30, 2013. In its capacity as technical manager, TCM manages our day-to-day vessel operations, including maintenance and repair, crewing and supervising newbuilding construction. Tsakos Shipping continues to provide commercial management services for our vessels, which include chartering, charterer relations, vessel sale and purchase, and vessel financing.

Our Fleet

As of July 31, 2013, our fleet consisted of the following 48 vessels:

VESSEL	YEAR BUILT	DEADWEIGHT TONS	YEAR ACQUIRED	CHARTER TYPE(6)	EXPIRATION OF CHARTER	HULL TYPE(1) (ALL DOUBLE HULL)
VLCC
1. Millennium	1998	301,171	1998	Spot	December 2013

SUEZMAX
1. Silia T	2002	164,286	2002	time charter	March 2015
2. Triathlon(2)	2002	164,445	2002	time charter	January 2014
3. Eurochampion 2004	2005	164,608	2005	spot	—	ice-class 1C
4. Euronike(2)	2005	164,565	2005	time charter	September 2014	ice-class 1C
5. Archangel	2006	163,216	2006	time charter	March 2014	ice-class 1A
6. Alaska	2006	163,250	2006	time charter	September 2014	ice-class 1A
7. Arctic(2)	2007	163,216	2007	time charter	August 2015	ice-class 1A
8. Antarctic	2007	163,216	2007	Spot	—	ice-class 1A
9. Spyros K(3)	2011	157,740	2011	time charter	May 2022
10. Dimitris P(3)	2011	157,648	2011	time charter	August 2023

SUEZMAX DP2 SHUTTLE
1. Rio 2016	2013	155,709	2013	time charter	May 2028
2. Brasil 2014	2013	155,721	2013	time charter	June 2028

AFRAMAX
1. Proteas	2006	117,055	2006	spot	—	ice-class 1A
2. Promitheas	2006	117,055	2006	spot	—	ice-class 1A
3. Propontis	2006	117,055	2006	time charter	March 2015	ice-class 1A
4. Izumo Princess	2007	105,374	2007	spot	—	DNA
5. Sakura Princess	2007	105,365	2007	pool	—	DNA
6. Maria Princess	2008	105,346	2008	spot	—	DNA
7. Nippon Princess	2008	105,392	2008	time charter	June 2014	DNA
8. Ise Princess	2009	105,361	2009	spot	—	DNA
9. Asahi Princess	2009	105,372	2009	spot	—	DNA
10. Sapporo Princess	2010	105,354	2010	spot	—	DNA
11. Uraga Princess	2010	105,344	2010	spot	—	DNA

PANAMAX
1. Andes(4)	2003	68,439	2003	time charter	November 2016
2. Maya(5)	2003	68,439	2003	time charter	September 2016
3. Inca(5)	2003	68,439	2003	time charter	May 2016
4. Selecao	2008	74,296	2008	time charter	August 2014
5. Socrates	2008	74,327	2008	time charter	July 2014
6. World Harmony(4)	2009	74,200	2010	time charter	April 2016
7. Chantal(4)	2009	74,329	2010	time charter	June 2016
8. Selini(2)	2009	74,296	2010	time charter	April 2015
9. Salamina(2)	2009	74,251	2010	time charter	April 2015

HANDYMAX
1. Artemis	2005	53,039	2006	time charter	November 2014	ice-class 1A
2. Afrodite(7)	2005	53,082	2006	time charter	June 2015	ice-class 1A
3. Ariadne(2)	2005	53,021	2006	time charter	April 2014	ice-class 1A
4. Aris	2005	53,107	2006	time charter	May 2017	ice-class 1A
5. Apollon(7)	2005	53,149	2006	time charter	July 2015	ice-class 1A
6. Ajax	2005	53,095	2006	time charter	May 2017	ice-class 1A

HANDYSIZE
1. Didimon	2005	37,432	2005	time charter	March 2014
2. Arion	2006	37,061	2006	spot	—	ice-class 1A
3. Delphi	2004	37,432	2006	time charter	November 2013
4. Amphitrite	2006	37,061	2006	spot	—	ice-class 1A
5. Andromeda	2007	37,061	2007	spot	—	ice-class 1A
6. Aegeas	2007	37,061	2007	time charter	October 2013	ice-class 1A
7. Byzantion	2007	37,275	2007	spot	—	ice-class 1B
8. Bosporos	2007	37,275	2007	spot	—	ice-class 1B

LNG
1. Neo Energy	2007	85,602 (149,700 cbm)	2007	time charter	March 2016	Membrane

Total Vessels	48	4,785,633

(1)

Ice-class classifications are based on ship resistance in brash ice channels with a minimum speed of 5 knots for the following conditions ice-1A: 1m brash ice, ice-1B: 0.8m brash ice, ice-1C: 0.6m brash ice. DNA-design: new aframax with shorter length overall allowing greater flexibility in the Caribbean and the United States.

(2)	The charter-rate for these vessels is based on a fixed minimum rate for the Company plus different levels of profit sharing above the minimum rate, determined and settled on a calendar month basis.
(3)

These vessels are chartered under fixed and variable hire rates. The variable portion of hire is recognized to the extent the amount becomes fixed and determinable at the reporting date. Determination is every six months.

(4)	Charterers have the option to terminate the charter party after at least 12 months with three months’ notice.
(5)	49% of the holding company of these vessels is held by a third party.
(6)	Certain of the vessels are operating in the spot market under contracts of affreightment.
(7)	The charter-rate for the second year provides for a potential increase above the minimum rate based on the fair market one-year charter-rate determined at the end of the first year.

Our newbuilding under construction as of July 31, 2013 is a 174,000 cbm LNG carrier (Hull 2612) at the Hyundai Heavy Industries shipyard in South Korea. The final purchase price has yet to be determined and will reflect the agreed-upon increase in its size to 174,000 cbm and changes in other specifications. This newbuilding is scheduled to be delivered in the first quarter of 2016. As of July 31, 2013, we had made progress payments of $52.1 million. There is no further installment due in 2013. The schedule for the remaining payments is dependent on whether we exercise by October 31, 2013 an option we have with Hyundai Heavy Industries for the construction of an additional 174,000 cbm LNG carrier, with expected delivery in the second half of 2016. As of July 31, 2013, we have not yet secured bank financing for the LNG carrier under construction. The LNG carrier will be equipped with the latest tri-fuel diesel electric propulsion technology.

A shuttle tanker newbuilding had been ordered from Sungdong Shipbuilding in South Korea. However, the contract is being renegotiated with the shuttle tanker being cancelled and two alternative vessels being considered instead. The final aggregate contract price for the alternative constructions is expected to be similar to the original contract price of $88.0 million for the cancelled shuttle tanker. A first installment of $4.5 million had been paid in the first quarter of 2013 and this amount will remain as the first installment of whatever new constructions are decided upon. The remainder of the installment schedule has yet to be determined.

Under the newbuilding contracts, the purchase prices for the ships are subject to deductions for delayed delivery, excessive fuel consumption and failure to meet specified deadweight tonnage requirements. We make progress payments approximating 30% to 50% of the purchase price of each vessel during the period of its construction.

Our Distinguishing Factors

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Modern, high-quality, fleet. We own a fleet of modern, versatile, high-quality tankers that are designed for enhanced safety and low operating costs. Since inception, we have committed to investments of approximately $3.6 billion, including investments of approximately $3.0 billion in newbuilding constructions, in order to maintain and improve the quality of our fleet. We believe that increasingly stringent environmental regulations and heightened concerns about liability for oil pollution have contributed to a significant demand for our vessels by leading oil companies, oil traders and major government oil entities. TCM, the technical manager of our fleet, has ISO 14001 environmental certification and ISO 1001 quality certification, based in part upon audits conducted on our vessels.

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Diversified fleet. Our diversified fleet, which includes VLCC, suezmax, aframax, panamax, handysize and handymax tankers, as well as one LNG carrier, allows us to better serve our customers’ international petroleum product and crude oil transportation needs. We had also committed a sizable part of our newbuilding and acquisition program, in the past, to ice-class vessels, which are vessels that can access ice-bound ports depending on certain thickness of ice. We have 21 ice-class vessels. Additionally, we entered the LNG market with the delivery of our LNG carrier in 2007 and have contracted for the construction of at least one additional LNG carrier newbuilding. We also entered the shuttle tanker market with our first DP2 suezmax Rio 2016 which was delivered in March 2013 and our second DP2 suezmax Brasil 2014 which was delivered in April 2013, each of which have commenced 15-year time charters with Petrobras.

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Stability throughout industry cycles. Historically, we have employed a high percentage of our fleet on long- and medium-term employment with fixed rates or minimum rates plus profit sharing agreements. We believe this approach has resulted in high utilization rates for our vessels. At the same time, we maintain flexibility in our chartering policy to allow us to take advantage of favorable rate trends through spot market employment, pools and contract of affreightment charters with periodic adjustments. Over the five-year period ended December 31, 2012, our overall average annual fleet utilization rate was 96.9%.

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High-quality, sophisticated clientele. For over 40 years, Tsakos entities have maintained relationships with and achieved acceptance by national, major and other independent oil companies and refiners. Several of the world’s major oil companies and traders, including Petrobras, BP, ExxonMobil, FLOPEC, Hyundai Merchant Marine, Dorado, Shell and Stena, are among the regular customers of Tsakos Energy Navigation, in particular.

■

Developing LNG and offshore shuttle tanker platform. We believe we are well positioned to capitalize on rising demand for LNG sea transport and offshore shuttle tanker transport because of our extensive relationships with existing customers, strong safety track record and financial flexibility. We already own one LNG carrier and have another under construction, whose scheduled delivery is in the first quarter of 2016. Additionally, as a result of the recent deliveries of the Rio 2016 and the Brasil 2014, we own two newly-built DP2 suezmax shuttle tankers, which are employed on 15-year time charters to Petrobras.

■

Significant leverage from our relationship with Tsakos Shipping and TCM. We believe the expertise, scale and scope of TCM are key components in maintaining low operating costs, efficiency, quality and safety. We leverage Tsakos Shipping’s reputation and longstanding relationships with leading charterers to foster charter renewals. In addition, we believe that TCM has the ability to spread costs over a larger vessel base than that previously of Tsakos Shipping, thereby capturing even greater economies of scale that may lead to additional cost savings for us.

Our Business Strategies

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Capitalize on our extensive relationships with energy producers. Our team has managed and operated a substantial number of product tankers and crude oil carriers since 1970 and has been active in the LNG shipping sector since 2007. We intend to leverage the long standing and deep relationships we have built with national, major and super major energy producers both to maximize the employment of our fleet throughout the shipping cycle and to expand our presence in the LNG sector. We believe we are well positioned to support these energy companies as they execute their growth plans in oil, petroleum products and LNG.

■

Focus on the LNG sector. We intend to expand our investment in LNG carriers since we believe that this sector of the shipping industry currently offers growth opportunities and attractive economic returns and plays to the strength of our long standing relationships with energy producers. With the growth in world energy requirements, there has been an increasing demand for LNG as a comparatively safe, efficient and environmentally clean source of energy. This growing demand has led to significant increases in LNG production, which we believe will drive significant increased demand for LNG transportation, including particularly LNG carriers.

■

Entering offshore sector. With the delivery of two suezmax DP2 shuttle tankers in March and April 2013, which operate on long-term charters with one of the largest developers of offshore oil fields, we have entered a shipping sector previously dominated by a small number of shipping companies. It is our intention to seek other opportunities in servicing the offshore oil exploration and production industry, building on the well established relationships with existing oil major customers which are exploiting the rich deposits of sub-marine oil fields.

■

Opportunistically expand and modernize our tanker fleet. We will explore potential opportunities in the newbuilding market, either by placing orders to construct or acquiring from first class shipyards already constructed newbuildings, and/or by purchasing recently-built tankers at the attractive prices that we believe are currently prevailing. Since we did not contract to purchase newbuildings when tanker prices were high, we believe that we will be able to modernize and renew our fleet with first class tonnage on attractive terms that will position us to continue to meet the needs of our customers.

■

Seek to expand and diversify our customer base. We intend to cultivate relationships with a number of major energy companies beyond our current customer base and explore relationships with other leading energy companies, with an aim to supporting their growth plans and capitalizing on attractive opportunities these plans may offer shipping companies. We believe our operational expertise and financial strength in combination with our reputation and track record in energy transportation, position us favorably to capture additional commercial opportunities in the energy sectors of the shipping industry.

■

Provide high-quality customer service that acts as a benchmark for the industry. We intend to continue to adhere to the highest standards with regard to reliability, safety and operational excellence as we execute our growth plans. Maintaining the highest safety and technical standards will, we believe, give us greater commercial opportunities to service new and existing customers and to diversify into the LNG sector.

■

Continue to Manage Our Balance Sheet and Access to Capital. We believe that management of our balance sheet, including management of cash and capital commitments, will continue to give us financial flexibility. We believe that we have taken advantage of opportunities at attractive points in the tanker shipping cycle and that we are well-positioned to continue to do so.

Industry Overview

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Global oil demand is projected to increase marginally in 2013, before returning to firmer growth in 2014. Proven oil reserves totaled 1,669 billion barrels at the beginning of 2013, approximately 53 times larger than 2012 production levels, according to the BP Statistical Review of World Energy (June 2013). World oil supply increased 2.2% from 2011, with a majority of the increase coming from OPEC, as well as increased production from U.S. and Canadian shale oil, tight oil and from sands reserves. It is expected that demand from China will match, if not outpace, U.S. demand in the near future. Overall, the weak global economy as well as supply disruptions, both limiting demand growth through uncertainty and higher prices, filtered through to imply a reduced increase in trade volumes in 2012.

■

2012 saw fleet growth for VLCC vessels, suezmaxes, MR products and panamaxes. Following the lowest annual averages in the modern era in all three crude tanker sections in 2011, VLCC rates increased significantly, primarily as a result of increases in rates for slow steam, while suezmax, aframax and MR product rates remained flat, as a result of oversupply, poor refinery margins lowering demand for crude by refiners, and declining trade from West Africa.

■

Crude oil supply is currently estimated to grow in 2013 by 2.1% led by the U.S. and Canada, as South Sudan is expected to recommence exports and Asian refineries return from maintenance, partially offset by continued decreased exports from Iran.

For a more detailed discussion of oil and tanker industry dynamics, please see “Item 5. Operating and Financial Review and Prospects-General Market Overview-World Oil Demand/Supply and Trade” in our Annual Report on Form 20-F incorporated by reference herein from which this discussion is drawn.

Recent Developments

Potential Financing of Fleet Expansion

From time to time and depending upon market conditions, we may consider various capital raising alternatives to finance the strategic growth and diversification of our fleet. Any such capital raising transactions may be at the Tsakos Energy Navigation Limited or subsidiary level. We are actively pursuing the formation of a master limited partnership, which may be partly owned by other persons, to which interests in certain vessels in our fleet and rights to receive related cash flows would be transferred. We may also consider other capital raising alternatives available to us from time to time.

Financial Results for Quarter Ended June 30, 2013

On August 2, 2013, we announced our financial results for the three and six months ended June 30, 2013. Highlights for the three months ended June 30, 2013 compared to the three months ended June 30, 2012 included:

■	Voyage revenues of $108.1 million, an increase of 9.1% from the prior year quarter of $99.0 million;

■	Net loss attributable to Tsakos of $1.5 million; and

■	Loss per share, basic and diluted, of $0.04.

Highlights for the six months ended June 30, 2013 compared to the six months ended June 30, 2012 included:

■	Voyage revenues of $205.8 million, an increase of 2.2% from the $201.3 million in the six months ended June 30, 2012;

■	Net loss attributable to Tsakos of $0.5 million; and

■	Loss per share, basic and diluted, of $0.02.

The preliminary financial data referred to above for the three and six months ended June 30, 2013 has been prepared by and is the responsibility of Tsakos Energy Navigation Limited. Ernst & Young (Hellas) Certified Auditors Accountants S.A. has not audited, reviewed, compiled or performed any procedures with respect to such preliminary financial data. Accordingly, Ernst & Young (Hellas) Certified Auditors Accountants S.A. does not express an opinion or any other form of assurance with respect thereto.

Corporate Information

Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at this address is 011 30 210 9407710. Our website address is www.tenn.gr. Information contained on or accessible to or from our website does not form part of this prospectus.

THE OFFERING

Issuer	Tsakos Energy Navigation Limited

Common shares offered by us	Up to 4,000,000 common shares from time to time through the sales agent.

Use of proceeds	We plan to use the net proceeds from the sale of the common shares offered by this prospectus supplement for general corporate purposes, which may include vessel acquisitions, debt repayment and working capital.

New York Stock Exchange symbol	TNP

Risk Factors

You should carefully consider all information in this prospectus supplement, the accompanying prospectus, including the documents incorporated herein and therein by reference as set out in the section entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” in this prospectus supplement. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 20-F, filed with the SEC on April 29, 2013, for a discussion of risks relating to an investment in our common shares.

RISK FACTORS

Any investment in our common shares involves a high degree of risk. You should carefully consider the important factors set forth below and under the heading “Risk Factors” starting on page 5 of our Annual Report on Form 20-F filed with the SEC on April 29, 2013 and incorporated herein by reference before investing in our common shares. For further details, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

The risk factor discussed below and any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common shares. These risks are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

Investors may experience significant dilution as a result of this and any future offerings.

Because the sales of the common shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares may suffer significant dilution if the price they pay is higher than the price paid by other purchasers of our common shares.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus (and in the documents and statements incorporated by referenced herein) that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “may,” “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

■	future operating or financial results and future revenues and expenses;

■	future, pending or recent business and vessel acquisitions, business strategy, areas of possible expansion and expected capital spending and our ability to fund such expenditure;

■	operating expenses including the availability of key employees, crew, length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

■	general market conditions and shipping industry trends, including charter-rates, vessel values and factors affecting supply and demand of crude oil and petroleum products;

■

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

■	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

■	the carrying value of our vessels and the potential for any asset impairments;

■	our expectations about the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

■	our continued ability to enter into period time charters with our customers and secure profitable employment for our vessels in the spot market;

■	the ability of our counterparties including our charterers to honor their contractual obligations;

■	our expectations relating to dividend payments and ability to make such payments;

■	our ability to leverage to our advantage the relationships and reputation of Tsakos Columbia Shipmanagement within the shipping industry;

■	our anticipated general and administrative expenses;

■	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

■	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

■	potential liability from future litigation;

■	global and regional political conditions;

■	tanker, product carrier and LNG carrier supply and demand; and

■	other factors discussed in the “Risk Factors” described in our Annual Report on Form 20-F.

We caution that the forward-looking statements included in this prospectus (and in the documents and statements incorporated by reference herein) represent our estimates and assumptions only as of the date of this prospectus (and in the documents and statements incorporated by reference herein) and are not intended to give any assurance as to future results. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described under “Risk Factors” and in the “Risk Factors” described in our Annual Report on Form 20-F. As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

We plan to use the net proceeds from the sale of the common shares offered by this prospectus supplement for general corporate purposes, which may include vessel acquisitions, debt repayment and working capital.

CAPITALIZATION

The following table sets forth our (i) cash and cash equivalents, (ii) restricted cash and (iii) consolidated capitalization as of March 31, 2013 on:

■	an actual basis; and

■

an as adjusted basis giving effect to (i) debt repayments of $57.0 million, (ii) the drawdown of $46.0 million under our credit facilities, for the financing of the new building DP2 suezmax shuttle tanker Brasil 2014 delivered on April 23, 2013, (iii) our payment of $77.2 million in shipyard installments for our vessels under construction, (iv) the payment of $2.8 million of aggregate dividends on our common stock, (v) the issuance of 2,000,000 shares of 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares for $25.00 per share on May 10, 2013 and (vi) the payment of aggregate dividends of $0.9 million on our 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares on July 30, 2013.

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalization or special dividends between March 31, 2013 and August 6, 2013.

This table should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference herein.

	AS OF MARCH 31, 2013
In thousands of U.S. Dollars	ACTUAL	ADJUSTED
Cash
Cash and cash equivalents	$132,482	$88,804
Restricted cash	3,917	3,917

Total Cash	$136,399	92,721

Capitalization
Debt:
Long-term secured debt obligations (including current portion)	$1,436,734	$1,425,705

Stockholders equity:
Preferred shares, $1.00 par value; no shares authorized, issued and outstanding on an actual basis; 15,000,000 shares authorized (including 2,300,000 Series B Preferred Shares) and 2,000,000 Series B Preferred Shares issued and outstanding on an as adjusted basis	—	2,000
Common shares, $1.00 par value; 100,000,000 shares authorized and 56,443,237 shares issued and outstanding on an actual basis; 85,000,000 shares authorized and 56,443,237 shares issued and outstanding on an as adjusted basis	56,443	56,443
Additional paid-in capital	404,391	450,641
Accumulated other comprehensive loss	(13,080)	(13,080)
Retained earnings	479,448	475,737
Non-controlling interest	2,445	2,445

Total stockholders’ equity	$929,647	$974,186

Total capitalization	$2,366,381	$2,399,891

SHARE PRICE INFORMATION

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.” The following table shows the high and low closing prices for our common shares during the indicated periods.

	HIGH	LOW
2008 (Annual)	$38.59	$16.71
2009 (Annual)	$22.99	$12.43
2010 (Annual)	$18.06	$9.18
2011 (Annual)	$10.99	$4.78
2012 (Annual)	$8.79	$3.19

2011
First Quarter	$10.98	$9.24
Second Quarter	$10.99	$9.87
Third Quarter	$10.13	$5.58
Fourth Quarter	$6.20	$4.78

2012
First Quarter	$8.79	$5.16
Second Quarter	$8.67	$4.77
Third Quarter	$6.06	$4.74
Fourth Quarter	$5.06	$3.19
October	$5.06	$4.35
November	$4.55	$3.39
December	$3.82	$3.19

2013
First Quarter	$4.35	$3.64
January	$4.31	$3.71
February	$4.24	$3.71
March	$4.35	$3.64
Second Quarter	$4.99	$3.40
April	$4.32	$3.40
May	$4.99	$3.59
June	$4.97	$4.18
Third Quarter (through August 7)	$5.58	$4.22
July	$5.58	$4.22
August (through August 7)	$5.16	$4.93

DIVIDEND POLICY

While we cannot assure you that we will do so, and subject to the limitations discussed below, we intend to pay regular quarterly cash dividends on our common shares. The Board of Directors will give consideration each April to the declaration of a supplementary dividend.

There can be no assurance that we will pay dividends or as to the amount of any dividend. The payment and the amount will be subject to the discretion of our board of directors and will depend, among other things, on available cash balances, anticipated cash needs, our results of operations, our financial condition, and any loan agreement restrictions binding us or our subsidiaries, as well as other relevant factors. For example, if we earned a capital gain on the sale of a vessel or newbuilding contract, we could determine to reinvest that gain instead of using it to pay dividends. Depending on our operating performance for that year, this could result in no dividend at all despite the existence of net income, or a dividend that represents a lower percentage of our net income. Of course, any payment of cash dividends could slow our ability to renew and expand our fleet, and could cause delays in the completion of our current newbuilding program.

Because we are holding a company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us.

Under the terms of our existing credit facilities, we are permitted to declare or pay a cash dividend in any year as long as the amount of the dividend does not exceed 50% of our net income for that year. Net income will be determined based on the audited financial statements we deliver to the banks under our credit facilities which are required to be in accordance with U.S. generally accepted accounting principles. This amount can be carried forward and applied to a dividend payment in a subsequent year provided the aggregate amount of all dividends we declare and/or pay after January 1, 1998 does not exceed 50% of our accumulated net income from January 1, 1998 up to the most recent date on which audited financial statements have been delivered under the credit facilities. We anticipate incurring significant additional indebtedness in connection with our newbuilding program, which will affect our net income and cash available to pay dividends. In addition, cash dividends can be paid only to the extent permitted by Bermuda law and our financial covenants, and are subject to the priority of our 2,000,000 outstanding shares of 8.00% Cumulative Redeemable Perpetual Preferred Shares issued in May 2013.

DESCRIPTION OF OUR SHARE CAPITAL

Authorized Share Capital

Our authorized share capital consists of 85,000,000 common shares, par value $1.00 per share, and 15,000,000 blank check preferred shares, $1.00 par value per share. Five hundred thousand (500,000) shares of the blank check preferred shares have been designated Series A Junior Participating Preferred Shares in connection with our adoption of a shareholder rights plan as described below under “—Shareholder Rights Plan” and 2,300,000 shares have been designated 8.00% Series B Cumulative Redeemable Preferred Shares as described below under “—Series B Preferred Shares.” As of July 31, 2013, there were 56,443,237 common shares, 2,000,000 8.00% Series B Cumulative Redeemable Preferred Shares and no Series A Junior Participating Preferred Shares issued and outstanding.

Common Shares

As of July 31, 2013, there were 56,443,237 common shares issued and outstanding. The holders of common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our Memorandum of Association or Bye-laws, which means that the holders of a majority of the common shares voted can elect all of the directors then standing for election. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities, including the liquidation preferences of any outstanding preferred shares.

The following briefly summarizes the material terms of our common shares. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Preferred Shares

Under our Bye-laws, our board of directors has the authority to issue preferred shares in one or more series, and to establish the terms and preferences of the shares of each series, up to the number of preferred shares authorized under our constitutive documents as described above. Holders of each series of preferred shares will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred shares in liquidation, including common shares.

Series B Preferred Shares

We have 2,000,000 of our 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares outstanding as of July 31, 2013, which were issued on May 10, 2013. The initial liquidation preference of the Series B Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after July 30, 2018. The shares carry an annual dividend rate of 8.00% per $25.00 of liquidation preference per share, subject to increase if (i) we fail to comply with certain covenants, (ii) we experience certain defaults under any of our credit facilities, (iii) four quarterly dividends payable on the Series B Preferred Shares are in arrears or (iv) the Series B Preferred Shares are not redeemed in whole by July 30, 2019. The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series B Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series B Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors and holders of the Series B Preferred Shares, but before any distribution is made to or set aside for the holders of junior stock, including our common shares. The Series B Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights.

Bermuda Law

We are an exempted company organized under the Companies Act 1981 of Bermuda, as amended (the “Companies Act 1981 of Bermuda”). Bermuda law and our Memorandum of Association and Bye-laws govern the rights of our shareholders. Our objects and purposes are set forth in paragraph 6 and the Schedule to our Memorandum of Association. Our objects and purposes include to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which we or any subsidiary of ours is a member or which are in any manner controlled directly or indirectly by us. The Companies Act 1981 of Bermuda differs in some material respects from laws generally applicable to United States corporations and their shareholders. The following is a summary of the material provisions of Bermuda law and our organizational documents. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Dividends. Under Bermuda law, a company may not pay dividends that are declared from time to time by its board of directors or make a distribution out of contributed surplus unless there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

Voting rights. Under Bermuda law, except as otherwise provided in the Companies Act 1981 of Bermuda or our Bye-laws, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting. Our Bye-laws provide that, subject to the provisions of the Companies Act 1981 of Bermuda, any question proposed for the consideration of the shareholders will be decided in a general meeting by a simple majority of the votes cast, on a show of hands, with each shareholder present (and each person holding proxies for any shareholder) entitled to one vote for each common share held by the shareholder, except for special situations where a shareholder has lost the right to vote because he has failed to comply with the terms of a notice requiring him to provide information to the company pursuant to the Bye-laws, or his voting rights have been partly suspended under the Bye-laws as a consequence of becoming an interested person. In addition, a super-majority vote of not less than seventy-five percent (75%) of the votes cast at the meeting is required to effect any action related to the variation of class rights and a vote of not less than eighty percent (80%) of the votes cast at the meeting is required to effect any of the following actions: removal of directors, approval of business combinations with certain “interested” persons and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Rights in liquidation. Under Bermuda law, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, including the Series B Preferred Shares, the proceeds of the liquidation or winding up are distributed ratably among the holders of the company’s common shares.

Meetings of shareholders. Under Bermuda law, a company is required to convene at least one general shareholders’ meeting each calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five (5) days’ advance notice of a general meeting but the accidental omission to give notice to, or the non-receipt of such notice by, any person does not invalidate the proceedings at a meeting. Under our Bye-laws, we must give each shareholder at least ten (10) days’ notice and no more than fifty (50) days’ notice of the annual general meeting and of any special general meeting.

Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the Bye-laws of a company. Our Bye-laws provide that the presence in person or by proxy of two shareholders constitutes a quorum; but if we have only one shareholder, one shareholder present in person or by proxy shall constitute the necessary quorum.

Access to books and records and dissemination of information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to its Memorandum of Association. The shareholders have the additional right to inspect the Bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public without charge. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. We maintain a share register in Hamilton, Bermuda. A company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two (2) hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or removal of directors. Under Bermuda law and our Bye-laws, directors are elected or appointed at the annual general meeting and serve until re-elected or re-appointed or until their successors are elected or appointed, unless they are earlier removed or resign. Our Bye-laws provide for a staggered board of directors, with one-third of the directors selected each year.

Under Bermuda law and our Bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided the director is served with at least 14 days’ notice. The director has a right to be heard at that meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors.

Amendment of Memorandum of Association. Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Generally, our Bye-laws may be amended by the directors with the approval of a majority vote of the shareholders in a general meeting. However, a super-majority vote is required for certain resolutions relating to the variation of class rights, the removal of directors, the approval of business combinations with certain ‘interested persons’ and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act 1981 of Bermuda. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company’s memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. Persons voting in favor of the amendment may make no such application.

Appraisal rights and shareholder suits. Under Bermuda law, in the event of an amalgamation or merger involving a Bermuda Company, a shareholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his or her shares. The amalgamation or merger of a company with another company requires the amalgamation or merger agreement to be approved by the board of directors and, except where the amalgamation or merger is between a holding company and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries, by meetings of the holders of shares of each company and of each class of such shares.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s Memorandum of Association or Bye-laws. Further consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares by any shareholder, by other shareholders or by the company.

Anti-takeover effects of provisions of our charter documents

Several provisions of our Bye-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in our best interest and (2) the removal of incumbent officers and directors.

Staggered board of directors.

Our Bye-laws provide for a staggered board of directors with one-third of our directors being selected each year. This staggered board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Transactions involving certain business combinations.

Our Bye-laws prohibit the consummation of any business combination involving us and any interested person, unless the transaction is approved by a vote of a majority of 80% of those present and voting at a general meeting of our shareholders, unless:

■

the ratio of (i) the aggregate amount of cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination, to (ii) the market price per share, immediately prior to the announcement of the proposed business combination, is at least as great as the ratio of (iii) the highest per share price, which the interested person has theretofore paid in acquiring any share prior to the business combination, to (iv) the market price per share immediately prior to the initial acquisition by the interested person of any shares;

■

the aggregate amount of the cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination (i) is not less than the highest per share price paid by the interested person in acquiring any shares, and (ii) is not less than the consolidated earnings per share of our company for our four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on the business combination multiplied by the then price/earnings multiple (if any) of the interested person as customarily computed and reported in the financial community;

■

the consideration (if any) to be received in the business combination by holders of shares other than the interested person involved shall, except to the extent that a shareholder agrees otherwise as to all or part of the shares which the shareholder owns, be in the same form and of the same kind as the consideration paid by the interested person in acquiring shares already owned by it;

■

after the interested person became an interested person and prior to the consummation of the business combination: (i) such interested person shall have taken steps to ensure that the board includes at all times representation by continuing directors proportionate in number to the ratio that the number of shares carrying voting rights in our company from time to time owned by shareholders who are not interested persons bears to all shares carrying voting rights in our company outstanding at the time in question (with a continuing director to occupy any resulting fractional position among the directors); (ii) the interested person shall not have acquired from us or any of our subsidiaries, directly or indirectly, any shares (except (x) upon conversion of convertible securities acquired by it prior to becoming an interested person, or (y) as a result of a pro rata share dividend, share split or division or subdivision of shares, or (z) in a transaction consummated on or after June 7, 2001 and which satisfied all requirements of our Bye-laws); (iii) the interested person shall not have acquired any additional shares, or rights over shares, carrying voting rights or securities convertible into or exchangeable for shares, or rights over shares, carrying voting rights except as a part of the transaction which resulted in the interested person becoming an interested person; and

(iv) the interested person shall not have (x) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by us or any subsidiary of ours, or (y) made any major change in our business or equity capital structure or entered into any contract, arrangement or understanding with us except any change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the continuing directors; and

■

a proxy statement complying with the requirements of the U.S. Securities Exchange Act of 1934, as amended, shall have been mailed to all holders of shares carrying voting rights for the purpose of soliciting approval by the shareholders of the business combination. The proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the adequacy (or inadequacy) of the terms of the business combination from the point of view of the holders of shares carrying voting rights other than any interested person (the investment banking firm to be selected by a majority of the continuing directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by us of the opinion).

For purposes of this provision, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested person” is any person or entity that beneficially owns 15% or more of our voting shares and any person or entity affiliated with or controlling or controlled by that person or entity. “Continuing directors” means directors who have been elected before June 7, 2001 or designated as continuing directors by the majority of the then continuing directors.

Consequences of becoming an interested person.

Our Bye-laws provide that, at any time a person acquires or becomes the beneficial owner of 15% or more of our voting shares, which we refer to as the “threshold”, then the person will not be entitled to exercise voting rights for the number of common shares in excess of the threshold he holds or beneficially owns. This disability applies to any general meeting of our company as to which the record date or scheduled meeting date falls within a period of five years from the date such person acquired beneficial ownership of a number of common shares in excess of the threshold.

The above restrictions do not apply to us, our subsidiaries or to:

■

any person who on June 7, 2001 was the holder or beneficial owner of a number of shares carrying voting rights that exceeded the threshold and who continues at all times after June 7, 2001 to hold shares in excess of the threshold; and

■

any person whose acquisition of a number of shares exceeding the threshold has been approved by (1) a majority of 80% of those present and voting at a general meeting or (2) by a resolution adopted by the continuing directors, followed by a resolution adopted by a shareholder vote in excess of 50% of the voting shares not owned by such interested person.

Shareholder Rights Plan

Our board of directors has adopted a shareholder rights plan under which our common shareholders received one right for each common share they held. Each right will entitle the holder to purchase from the Company a unit consisting of one one-hundredth of a share of our Series A Junior Participating Preferred Shares, or a combination of securities and assets of equivalent value, at an exercise price of $127.00, subject to adjustment. Holders of preferred shares, including the Series B Preferred Shares, are not covered by the shareholder rights plan and will not be entitled to receive any rights to purchase common shares under it.

The following summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement between us and The Bank of New York, as rights agent, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

If any person or group acquires shares representing 15% or more of our issued and outstanding common shares, the “flip-in” provision of the rights agreement will be triggered and the rights will entitle a holder of rights, other than such person, any member of such group or related person, as such rights will be null and void, to acquire a number of additional common shares having a market value of twice the exercise price of each right. In lieu of requiring payment of the purchase price upon exercise of the rights following any such event, we may permit the holders of rights simply to surrender the rights, in which event they will be entitled to receive common shares (and other property, as the case may be) with a value of 50% of what could be purchased by payment of the full purchase price.

Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of our Company, including, without limitation, no right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, common shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for preferred shares (or other consideration) or for common shares of the acquiring or surviving company or in the event of the redemption of the rights as set forth above.

The existence of the rights agreement and the rights could deter a third party from tendering for the purchase of some or all of our shares and could have the effect of entrenching management. In addition, they could have the effect of delaying or preventing changes of control of the ownership and management of our company, even if such transactions would have significant benefits to our shareholders.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as transfer agent and registrar for our common shares and Series B Preferred Shares.

TAX CONSIDERATIONS

You should carefully read the discussion of the principal U.S. Federal income tax and Bermuda tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section of our Annual Report on Form 20-F entitled “Item 10. Additional Information—Tax Considerations.”

PLAN OF DISTRIBUTION

We have entered into a distribution agency agreement with Jefferies under which we may issue and sell from time to time up to 4,000,000 of our common shares through Jefferies as our sales agent. Sales of our common shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices prevailing at the time of sale or as otherwise agreed with Jefferies. As agent, Jefferies will not engage in any transactions that stabilize our common shares.

Jefferies will offer the common shares subject to the terms and conditions of the distribution agency agreement on any trading day or as otherwise agreed upon by us and Jefferies. We will designate the maximum amount and minimum price of common shares to be sold through Jefferies on a daily basis or otherwise determine such amounts together with Jefferies. Subject to the terms and conditions of the distribution agency agreement, Jefferies will use its commercially reasonable efforts to sell on our behalf all of the designated common shares. We may instruct Jefferies not to sell common shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or Jefferies may suspend the offering of common shares being made through Jefferies under the distribution agency agreement upon proper notice to the other party.

Jefferies will receive from us a commission up to 2.5% of the gross sales price per share for any common shares sold through it as our sales agent under the distribution agency agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common shares. We have agreed, under certain circumstances, to reimburse Jefferies for certain of its expenses in connection with this offering.

Jefferies will provide written confirmation to us following the close of trading on the New York Stock Exchange each day in which common shares are sold by it for us under the distribution agency agreement. Each confirmation will include the number of common shares sold on that day, the gross sales price per common share, the net proceeds to us, and the compensation payable by us to Jefferies.

Settlement for sales of common shares will occur, unless the parties agree otherwise, on the third business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust, or similar arrangement.

Under the terms of the distribution agency agreement, we also may sell our common shares to Jefferies as principal for its own account at a price agreed upon at the time of sale. If we sell our common shares to Jefferies as principal, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of the common shares on our behalf, Jefferies may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to Jefferies may be deemed to be underwriting commissions or discounts. We have agreed in the distribution agency agreement to provide indemnification and contribution to Jefferies against certain civil liabilities, including liabilities under the Securities Act.

If Jefferies or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of the Exchange Act are not satisfied, that party will promptly notify the other and sales of common shares under the distribution agency agreement and any terms agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of Jefferies and us.

We estimate that the total expenses of the offering payable by us, including reimbursement of certain accountable expenses of Jefferies, but excluding discounts and commissions payable to Jefferies under the distribution agency agreement, will be approximately $400,000.

The offering of common shares pursuant to the distribution agency agreement will terminate upon the earlier of (1) the sale of up to 4,000,000 of our common shares offered by this prospectus supplement and the accompanying prospectus and (2) the termination of the distribution agency agreement by either Jefferies or us.

Jefferies has from time to time provided, and in the future may provide, certain commercial banking, investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future will receive, customary fees.

EXPENSES

The following are estimated expenses of the issuance and distribution of the common shares offered under this prospectus supplement, other than commissions payable to Jefferies, all of which will be paid by us.

SEC Registration Fee	$2,750	*
Legal Fees and Expenses	$150,000
NYSE Supplement Listing Fee	$19,200
Accounting Fees and Expenses	$60,000
Transfer Agent Fees	$3,000
Reimbursement of expenses of the sales agent	$150,000
Miscellaneous	$15,050
Total	$400,000

*	Previously paid

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus will be deemed to incorporate by reference the following documents:

■	Our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 29, 2013*;

■	Our Reports on Form 6-K filed with the SEC on May 10, 2013 and August 6, 2013;

■	The description of our common shares incorporated in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002;

■	The description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2005; and

■	The description of our 8.00% Series B cumulative redeemable perpetual preferred shares in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on May 9, 2013.

*	Pursuant to Rule 406T of Regulation S-T, the interactive data files contained in such document are deemed not filed or part of this prospectus, or the registration statement of which this prospectus forms a part, for purposes of sections 11 or 12 of the Securities Act, are deemed not filed for purposes of Section 18 of the Exchange Act, and otherwise are not subject to liability under those sections.

We will also incorporate by reference any future filings made with the SEC under the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel: 011 30 210 94 07710

Attention: George Saroglou

LEGAL MATTERS

The validity of the issuance of the common shares offered by this prospectus, the matter of enforcement of judgments in Bermuda and Bermuda tax consequences are being passed upon by Conyers Dill & Pearman Limited, Bermuda counsel to Tsakos Energy Navigation Limited. Certain matters related to the offering are being passed upon by Morgan, Lewis & Bockius LLP, New York, New York, for the Company. The sales agent is being represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited appearing in Tsakos Energy Navigation Limited’s Annual Report (Form 20-F) for the year ended December 31, 2012 and the effectiveness of internal control over financial reporting of Tsakos Energy Navigation Limited as of December 31, 2012 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$300,000,000

TSAKOS ENERGY NAVIGATION LIMITED

DEBT SECURITIES

WARRANTS

RIGHTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

COMMON SHARES

PREFERRED SHARES

We may offer debt securities, warrants, rights, depositary shares, purchase contracts, units, common shares or preferred shares from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the other securities so listed. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by the registrants pursuant to this prospectus will have an aggregate public offering price of up to $300,000,000.

In addition, the selling shareholders or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a periodic report, may offer and sell from time to time up to 21,500,000 common shares. We will not receive any of the proceeds from any such sales of common shares. Such common shares may also be sold in transactions exempt from registration under the Securities Act of 1933, rather than under this prospectus.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.”

Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at such address is 011 30 210 9407710.

Investing in our securities involves risks. See the section entitled “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission, the Registrar of Companies in Bermuda or the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated October 30, 2012.

You should rely only on the information provided in this prospectus and the accompanying prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein and therein by reference contain forward-looking statements based on beliefs of our management. Any statements contained in this prospectus, any prospectus supplement or the documents incorporated herein and therein that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events, including:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent business and vessel acquisitions, business strategy, areas of possible expansion and expected capital spending and our ability to fund such expenditure;

•	operating expenses including the availability of key employees, crew, length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand of crude oil and petroleum products;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	the carrying values of our vessels and the potential for any asset impairments;

•	our expectations about the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into time charters with our customers and secure profitable employment for our vessels in the spot market;

•	our counterparties, including our charterers, performing their contractual obligations;

•	our expectations relating to dividend payments and our ability to make such payments;

•	our ability to leverage to our advantage the relationships and reputation of Tsakos Columbia Shipmanagement within the shipping industry;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation;

•	global and regional political conditions;

•	tanker, product carrier and LNG carrier supply and demand; and

•	other factors discussed in the “Risk Factors” in our Annual Report on Form 20-F.

The words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “potential,” “should” and “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. These forward-looking statements are not statements of historical fact and represent only our management’s belief as of the date hereof, and involve risks and uncertainties that could cause actual results to differ materially and inversely from expectations expressed in or indicated by the forward-

looking statements. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, supply and demand for crude oil carriers and product tankers and LNG carriers, charter rates and vessel values, supply and demand for crude oil, petroleum products and LNG, accidents, collisions and spills, environmental and other government regulation, the availability of debt financing, fluctuation of currency exchange and interest rates and the other risks and uncertainties are discussed more fully under “Item 3. Key Information — Risk Factors” in our Annual Report on Form 20-F most recently filed with the U.S. Securities and Exchange Commission (“SEC”) and in our other filings with the SEC. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve certain risks. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F, and in any Reports on Form 6-K we subsequently file which are incorporated herein by reference and in the accompanying prospectus supplement before investing in any securities that may be offered.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Bermuda company and our subsidiaries are organized under the laws of Liberia or Panama. Most of our directors and executive officers are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our subsidiaries or those of our directors and officers who are not resident here or to realize against them judgments obtained in the United States courts. In addition, you should not assume that courts in countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located:

•	would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon civil liabilities provisions of applicable U.S. federal and state securities laws; or

•	would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell from time to time any combination of the securities described in this prospectus having an aggregate public offering price of $300,000,000 and any selling shareholders may sell up to 21,500,000 common shares in one or more offerings. This prospectus provides you with a general description of the securities we may offer. When we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

Consent under the Exchange Control Act of 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our shares and other securities to and between persons non-resident of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of Tsakos Energy Navigation Limited and certain material terms of the securities that may be offered that are known as of the date of this prospectus. When we use the words “the Company,” “we,” “us,” “ours” and “our,” we are referring to Tsakos Energy Navigation Limited. For a more complete understanding of the terms of a particular issuance of offered securities, and before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that we may offer;

•	the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

•	the documents referred to in “Where You Can Find Additional Information” for information about us, including our financial statements.

Our Company

Tsakos Energy Navigation Limited is a leading provider of international energy transportation services for crude oil, petroleum products and LNG. We believe that we have established a reputation as a safe, cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, has contributed to our ability to attract world-class energy producers as customers and to our success in obtaining charter renewals.

Our fleet is managed by Tsakos Energy Management Limited, or Tsakos Energy Management, a company owned by our chief executive officer. Tsakos Energy Management, which performs its services exclusively for our benefit, provides us with strategic advisory, financial, accounting and administrative services, while subcontracting the commercial management of our business to Tsakos Shipping & Trading, S.A. or Tsakos Shipping. In its capacity as commercial manager, Tsakos Shipping manages vessel purchases and sales and identifies and negotiates charter opportunities for our fleet. Since June 30, 2010, Tsakos Energy Management has subcontracted the technical and operational management of our fleet to Tsakos Columbia Shipmanagement S.A., or TCM. TCM was formed in February 2010 by Tsakos family interests and a German private company, the owner of the ship management company Columbia Shipmanagement Ltd., or CSM, as a joint-venture ship management company. In its capacity as technical manager, TCM manages our day-to-day vessel operations, including maintenance and repair, crewing and supervising newbuilding construction. Tsakos Shipping continues to provide commercial management services for our vessels, which include chartering, charterer relations, vessel sale and purchase, and vessel financing.

We are a Bermuda company. Our principal executive office is at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece, and our telephone number from the United States is 011 30 210 9407710.

Summary Consolidated Financial Data

The following table sets forth certain summary consolidated financial data. The summary consolidated statements of income data for the years ended December 31, 2011, 2010 and 2009 and the consolidated balance sheet data as of December 31, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus.

The unaudited summary consolidated statements of income data for the six months ended June 30, 2012 and 2011 and the unaudited summary consolidated balance sheet data as of June 30, 2012 and 2011 have been derived from our unaudited consolidated financial statements, which have been prepared on a basis consistent with our annual audited consolidated financial statements, incorporated by reference into this prospectus. In the opinion of management, such unaudited financial data reflects all adjustments necessary for a fair presentation of results for such periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

	For the six months ended June 30,		For the year ended December 31,
	2012	2011	2011	2010	2009
	(in thousands, except per share data)
Consolidated Statements of Income Data:
Revenues	$201,276	$200,505	$395,162	$408,006	$444,926

Net income/(loss)	(14,413)	(8,592)	(88,950)	21,035	30,175

	June 30,		December 31,
	2012	2011	2011	2010	2009
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$212,679		$175,708	$276,637	$296,181

Total assets	2,520,655		2,535,337	2,702,260	2,549,720

Total debt	1,474,166		1,515,663	1,562,467	1,502,574

As more fully discussed in the notes to our unaudited consolidated financial statements as at and for the three and six months ended June 30, 2012 and the accompanying management discussion and analysis (filed on Form 6-K on September 14, 2012), at June 30, 2012, due to the fall in tanker values, our value-to-loan ratios were less than those required in certain of our loan agreements. In such circumstances, upon request from our lenders, we have to either provide the lenders acceptable additional security with a net realizable value at least equal to the shortfall, or prepay an amount that will eliminate the shortfall. If not remedied when requested, these non-compliances would constitute events of default and could result in the lenders requiring immediate repayment of the loans. Therefore, $37.4 million was reclassified as a current liability as of June 30, 2012 ($8.6 million at December 31, 2011) in relation to eleven loans (seven loans at December 31, 2011) together totaling $684.7 million at June 30, 2012 ($451 million at December 31, 2011) which were in non-compliance relating solely to the value-to-loan ratios at each period end without considering the debt that is to be repaid upon sale of the vessels La Madrina and La Prudencia. We do not expect to pay down the loans up to June 30, 2013 beyond the amounts that we have already classified as current liabilities. We have negotiated only one waiver relating to a loan agreement for a subsidiary company in which we have a 51% interest providing for suspension of the requirement for the subsidiary to maintain a specific consolidated leverage ratio through December 31, 2012, and suspension of the requirement to maintain a minimum value-to-loan ratio in full through March 31, 2012, and from April 1, 2012, to maintain a specified minimum value-to-loan ratio each quarter through December 31, 2012. We have not sought any other waivers.

We are in compliance with the other covenants contained in our loan agreements, including a maximum consolidated leverage ratio of 70% and those covenants relating to additional indebtedness, paying dividends, selling vessels and changing the beneficial ownership or management of our vessels, as well as covenants requiring us to maintain minimum liquidity, insurance coverage and operating bank accounts with minimum balances.

The majority of our loan agreements also contain a cross-default provision that may be triggered by a default under one of our other loans. A cross-default provision means that a default on one loan would result in a default on all of our other loans.

The Securities We May Offer

We may use this prospectus to offer any of the following types of securities having an aggregate public offering price of $300,000,000:

•	debt securities;

•	warrants;

•	rights;

•	depositary shares;

•	purchase contracts;

•	units;

•	common shares; and

•	preferred shares.

We may issue securities of the types listed above which are convertible or exchangeable for other securities so listed.

When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. In addition, any selling shareholders or their pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 21,500,000 common shares using this prospectus and any prospectus supplement.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Listing

Our common shares are listed on the New York Stock Exchange under the symbol “TNP”. If any other securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus or in any earlier incorporated document. You should not assume that information in any document incorporated by reference into this prospectus or any accompanying prospectus supplement is current as of any date other than the date of that document.

This prospectus will be deemed to incorporate by reference the following documents:

•	Our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on April 17, 2012*;

•	Our Reports on Form 6-K, filed with the SEC on July 6, 2012 and September 14, 2012*;

•	The description of our common shares contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002; and

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2005.

*	On May 14, 2012 and October 12, 2012, we amended our Annual Report on Form 20-F for the fiscal year ended December 31, 2011 and our Current Report on Form 6-K previously filed on September 14, 2012 relating to the period ended June 30, 2012, respectively, to furnish interactive data files as Exhibit 101 thereto in accordance with Rule 405 of Regulation S-T. These amendments are not incorporated by reference herein.

We will also incorporate by reference any future filings made with the SEC under the Exchange Act after (i) the date of the initial registration statement and prior to the effectiveness of the registration statement and (ii) the date of any prospectus supplement and before the completion of the offering of the securities under the registration statement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of the initial registration statement, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and Quarterly Report and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this prospectus or any accompanying prospectus supplement and you should not rely upon statements made in those earlier periodic reports.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel. 011 30 210 94 07710

Attention: George Saroglou

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our unaudited ratios of earnings to fixed charges or the dollar amount (expressed in thousands of United States Dollars) of the coverage deficiency in the case where we incurred losses for the periods indicated, computed using amounts derived from our consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

	(Unaudited)
	Six Months Ended June 30, 2012		Year Ended December 31,
			2011	2010		2009		2008		2007
Ratio of Earnings to Fixed Charges	0.4	x	N/A	1.4	x	1.5	x	3.8	x	3.1	x
Dollar amount of the coverage deficiency	N/A		$37,449	N/A		N/A		N/A		N/A

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income (loss) before minority interest plus interest expensed and amortization of capitalized expenses relating to indebtedness, the interest portion of charter hire expense, amortization of capitalized interest and distributed income of equity investees. Fixed charges consist of interest expensed and capitalized, the interest portion of charter hire expense, and amortization of capitalized expenses relating to indebtedness.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	the acquisition of vessels;

•	additions to working capital; and

•	the repayment of indebtedness.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and our new vessel acquisitions.

We will not receive any of the proceeds from any sale of common shares by the selling shareholders, or by their respective pledgees, donees, transferees or other successors in interest.

CAPITALIZATION

Our capitalization will be set forth in our most recent Annual Report on Form 20-F or a Report on Form 6-K which is incorporated herein by reference, or in a prospectus supplement.

DESCRIPTION OF SECURITIES WE MAY OFFER

DEBT SECURITIES

In this section, references to “holders” mean those who own debt securities registered in their own names on the books that Tsakos Energy Navigation Limited or the indenture trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Book-Entry Procedures and Settlement.”

General

The debt securities offered by this prospectus will be either senior or subordinated debt. Senior debt securities or subordinated debt securities may be convertible or exchangeable into our common shares or other securities as described under “— Convertible or Exchangeable Securities” below. We will issue senior debt under a senior debt indenture, we will issue subordinated debt under a subordinated debt indenture and we will issue convertible debt securities under a convertible debt indenture. We sometimes refer to the senior debt indenture, the subordinated debt indenture and the convertible debt indenture individually as an indenture and collectively as the indentures. The indenture trustee under each of the indentures will be Wells Fargo Bank, National Association. The terms of the indenture governing the convertible debt securities will be substantially similar to the terms of the indenture governing the senior debt securities described below, except that the indenture governing the convertible debt securities will include provisions with respect to the conversion of such convertible debt securities, omit certain provisions described under “— Defeasance” below, prohibit any modification to the terms of convertibility without the consent of the holders and permit any holder to institute action to enforce such terms of convertibility. The indentures are exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in “Where You Can Find Additional Information” or by contacting the indenture trustee.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms which will be disclosed for a particular series of debt securities in a prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in a prospectus supplement. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

The indentures provide that our debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title or designation of the offered debt securities;

•	whether the debt is senior or subordinated;

•	whether the debt is guaranteed by our subsidiaries and whether those guarantees are secured and, if so, the collateral securing the guarantees;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the aggregate principal amount offered and the authorized denominations;

•	the initial public offering price;

•	the maturity date or dates;

•	any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities or original issue discount debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt securities will bear interest, if any;

•	if the debt securities are floating rate debt securities, the method of calculating the interest rate;

•	if the debt securities are original issue discount debt securities, their yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the terms and conditions on which the debt securities may be redeemed at the option of the Company;

•

any obligation of the Company to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-indenture trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness, including our subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the place where we will pay principal and interest;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	any United States federal income tax consequences, if material;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing of the debt securities on a securities exchange; and

•	any other specific terms of the debt securities.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Book-Entry Procedures and Settlement.”

Senior Debt

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of indebtedness of the Company and/or of our subsidiaries that may guarantee our debt for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities and letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities;

•	any subsidiary guarantees of the subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Convertible Debt

We will issue convertible debt securities under the convertible debt indenture. Convertible debt securities will be convertible into common shares on the terms set forth in the convertible debt indenture. The convertible debt indenture will provide that the conversion price is subject to customary anti-dilution adjustments in connection with share dividends, share splits, share combinations, reclassifications and other similar events.

Covenants

Amalgamation and Sale of Assets. We may not, in a single transaction or a series of related transactions:

•	consolidate, amalgamate or merge with or into any other person; or

•	directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of our assets,

unless, in either such case:

•

in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, Bermuda, the Republic of Liberia, the Republic of Cyprus, the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of our obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

Amalgamation and Sale of Assets by our subsidiaries that may guarantee our debt securities. Where the terms of any debt securities we may issue provide, no subsidiary that guarantees our debt may:

•	consolidate or amalgamate or merge with or into any other person (other than us or another subsidiary that guarantees our debt); or

•

directly or indirectly transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (other than to us or to another subsidiary that guarantees our debt), unless, in either such case:

•

the entity formed by such consolidation or into which such subsidiary amalgamates or merges, or which acquires by transfer, sale or lease the properties and assets of such subsidiary substantially as an entirety, is organized under the laws of the United States or any state thereof or the District of Columbia, Bermuda, the Republic of Liberia, the Republic of Cyprus, the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of such subsidiary’s obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

Other Covenants. In addition, any offered series of debt securities may have additional covenants which will be described in the prospectus supplement, limiting or restricting, among other things:

•	our ability to incur indebtedness;

•	our ability to pay dividends and to repurchase or redeem our share capital;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	our ability to enter into sale and leaseback transactions.

Modification of the Indentures

Under the indentures, we and the indenture trustee may amend the indentures, without the consent of any holder of the debt securities to:

•	cure ambiguities, defects or inconsistencies;

•	comply with the covenants described under “Amalgamation and Sale of Assets”;

•

add to our covenants or to those of our subsidiaries that may guarantee our debt securities for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or power conferred upon us or our subsidiaries;

•	add any additional events of default for the benefit of the holders of all or a series of debt securities;

•	establish the form or terms of debt securities of any series;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add additional guarantors of the debt securities;

•	secure the debt securities of one or more series;

•	evidence the succession of another person to the Company and the assumption of the covenants in the indentures and in the debt securities by such successor or any co-issuer of the debt securities;

•	add or change any provision of the indentures to permit the issuance of the debt securities in bearer form, registrable or not registrable as to principal, with or without interest coupons;

•	appoint a successor indenture trustee for one or more series of debt securities under any indenture;

•	add to, change or eliminate any provision of the indentures so long as such addition, change or elimination does not affect the rights of the holders; or

•

conform any provision of the indentures to the description of securities contained in this prospectus or any similar provision in any prospectus supplement relating to an offer of a series of debt securities under the indentures.

We and the indenture trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:

•	extend the fixed maturity of any such debt securities;

•	reduce the rate or change the time of payment of interest on such debt securities;

•	reduce the principal amount of such securities or the premium, if any, on such debt securities;

•	change or waive the redemption provisions of such debt securities;

•	change any obligation of ours to maintain an office or agency;

•	reduce the amount of the principal payable on acceleration of any debt securities issued originally at a discount;

•	adversely affect in any material respect the ranking on such debt securities;

•	adversely affect in any material respect the right, if any, to convert such debt securities;

•	adversely affect any right of repayment or repurchase at the option of the holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any payment on such debt securities;

•	reduce the percentage of debt securities of a series whose holders need to consent to the modification or a waiver; or

•

with respect to subordinated debt securities, modify or change any provisions of the indenture or the related definitions affecting the subordination or ranking of any debt securities or any guarantees of our subsidiaries, in a manner which adversely affects the holders.

Defaults

Each indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay required interest on any debt security of such series for 30 days;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to make any deposit of any sinking fund payment when due on debt securities of such series;

•

our failure to perform for 30 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

•	a breach by us, or by our subsidiaries that may guarantee our debt securities, of the covenant with respect to amalgamation and sale of assets;

•	our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $50,000,000, or any interest or premium thereon;

•	a finding that a guarantee of our debt securities by any of our subsidiaries is unenforceable or invalid; and

•	certain events of bankruptcy or insolvency, whether voluntary or not.

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the indenture trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the indenture trustee. We are required to file annually with the indenture trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year.

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the indenture trustee under an indenture and to waive past defaults regarding such series. The indenture trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the indenture trustee satisfactory security or indemnity.

If an event of default occurs and is continuing regarding a series of debt securities, the indenture trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the indenture trustee to take action. Holders must also offer and give satisfactory security and indemnity against liabilities incurred by the indenture trustee for taking such action, and the indenture trustee must have failed to institute any proceeding within 60 days after receiving such request and offer of indemnity. These limitations do not apply, however, to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Defeasance

After we have deposited with the indenture trustee cash or government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for U.S. Federal income tax purposes, we may elect to have our obligations and those of any guarantors of our obligations under the applicable indenture and any guarantees discharged with respect to the outstanding debt securities of any series (“defeasance and discharge”). Defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the indenture trustee; and

•	the defeasance provisions of the indenture.

Alternatively, we may elect to have our obligations released with respect to certain covenants in the applicable indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the corporate trust office of the indenture trustee. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the indenture trustee, or by a check mailed to the holder at his or her registered address. Payments in any other manner will be specified in the prospectus supplement applicable to the particular series of debt securities.

Transfer and Exchange

Debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the corporate trust office of the indenture trustee. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities.

WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant indenture between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant indenture will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

RIGHTS

We may issue rights to purchase our securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the person receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each securityholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred shares which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed with the SEC at the time of the offering and incorporated by reference into the registration statement of which this prospectus forms a part. You can obtain copies of these documents when they are filed by following the directions outlined in “Where You Can Find Additional Information.”

General

We may offer fractional preferred shares, rather than whole preferred shares. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred shares.

Deposit Agreement

The preferred shares underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will include the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a preferred share underlying that depositary share, to all the rights and preferences of that preferred share, including dividend, voting, redemption, conversion, and exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional preferred shares in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred shares to the record holders of the depositary shares relating to such preferred share in proportion to the number of such depositary shares owned by such holders.

The preferred share depositary will distribute any property other than cash received by it in respect of the preferred shares to the record holders of depositary shares entitled thereto. If the preferred share depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred shareholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Shares

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred shares series and any money or other property that those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred shares series on the basis described in the prospectus supplement, but holders of those whole preferred shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred shares series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Preferred Shares

If a series of preferred shares represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred shares depositary resulting from the redemption, in whole or in part, of such series of preferred shares. The depositary shares will be redeemed by the preferred shares depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred shares so redeemed.

Whenever we redeem preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same date the number of depositary shares representing the preferred shares so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred shares depositary by lot or ratably or by any other equitable method as the preferred shares depositary may select.

Convertibility and Exchangeability

Preferred shares of a series may be convertible or exchangeable into our common shares, another series of preferred shares or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred shares being offered have any conversion or exchange features, and will describe the related terms and conditions.

Voting Deposited Preferred Shares

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred shares are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred shares. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred shares depositary to vote the amount of the preferred shares represented by such holder’s depositary shares. The preferred shares depositary will try to vote the amount of such series of preferred shares represented by such depositary shares in accordance with such instructions.

We will agree to take all actions that the preferred shares depositary determines are reasonably necessary to enable the preferred shares depositary to vote as instructed. The preferred shares depositary will abstain from voting any series of preferred shares held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then issued and outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all issued and outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred shares has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Shares Depositary; Taxes and other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred shares and any redemption of preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of preferred shares upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The preferred shares depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary and its acceptance of such appointment. Such successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred shares depositary will forward all reports and communications from us which are delivered to the preferred shares depositary and which we are required to furnish to the holders of the deposited preferred shares.

Neither we nor the preferred shares depositary will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred shares depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred shares unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt securities or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle its holder to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts may be issued under either the senior indenture or the subordinated indenture.

UNITS

We may issue units consisting of one or more debt securities, purchase contracts, warrants, rights, preferred shares, depositary shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the debt securities, purchase contracts, warrants, rights, preferred shares, depositary shares, and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

CONVERTIBLE OR EXCHANGEABLE SECURITIES

We may issue securities of the types described in this prospectus that are convertible or exchangeable into other securities described herein. The terms of such convertible or exchangeable securities will be set forth in a prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

Our authorized share capital consists of 100,000,000 shares, par value $1.00 per share.

Common Shares

As of October 24, 2012, there were 56,293,237 common shares issued and outstanding. The holders of common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our Memorandum of Association or Bye-laws, which means that the holders of a majority of the common shares voted can elect all of the directors then standing for election. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

The following briefly summarizes the material terms of our common shares. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Preferred Shares

Under our Bye-laws, our board of directors has the authority to issue preferred shares in one or more series, and to establish the terms and preferences of the shares of each series. The terms of any preferred shares we issue will be set forth in a prospectus supplement. Holders of each series of preferred shares will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred shares. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred shares will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred shares, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred shares in liquidation, including common shares. As of June 30, 2012, there were no preferred shares issued and outstanding.

Bermuda Law

We are an exempted company organized under the Companies Act 1981 of Bermuda, as amended (the “Companies Act 1981 of Bermuda”). Bermuda law and our Memorandum of Association and Bye-laws govern the rights of our shareholders. Our objects and purposes are set forth in paragraph 6 and the Schedule to our Memorandum of Association. Our objects and purposes include to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which we or any subsidiary of ours is a member or which are in any manner controlled directly or indirectly by us. The Companies Act 1981 of Bermuda differs in some material respects from laws generally applicable to United States corporations and their shareholders. The following is a summary of the material provisions of Bermuda law and our organizational documents. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Dividends. Under Bermuda law, a company may not pay dividends that are declared from time to time by its board of directors or make a distribution out of contributed surplus unless there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

Voting rights. Under Bermuda law, except as otherwise provided in the Companies Act 1981 of Bermuda or our Bye-laws, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting. Our Bye-laws provide that, subject to the provisions of the Companies Act 1981 of Bermuda, any question proposed for the consideration of the shareholders will be decided in a general meeting by a simple majority of the votes cast, on a show of hands, with each shareholder present (and each person holding proxies for any shareholder) entitled to one vote for each common share held by the shareholder, except for special situations where a shareholder has lost the right to vote because he has failed to comply with the terms of a notice requiring him to provide information to the company pursuant to the Bye-laws, or his voting rights have been partly suspended under the Bye-laws as a consequence of becoming an interested person. In addition, a super-majority vote of not less than seventy-five percent (75%) of the votes cast at the meeting is required to effect any action related to the variation of class rights and a vote of not less than eighty percent (80%) of the votes cast at the meeting is required to effect any of the following actions: removal of directors, approval of business combinations with certain “interested” persons and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Rights in liquidation. Under Bermuda law, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, the proceeds of the liquidation or winding up are distributed ratably among the holders of the company’s common shares.

Meetings of shareholders. Under Bermuda law, a company is required to convene at least one general shareholders’ meeting each calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five (5) days’ advance notice of a general meeting but the accidental omission to give notice to, or the non-receipt of such notice by, any person does not invalidate the proceedings at a meeting. Under our Bye-laws, we must give each shareholder at least ten (10) days’ notice and no more than fifty (50) days’ notice of the annual general meeting and of any special general meeting.

Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the Bye-laws of a company. Our Bye-laws provide that the presence in person or by proxy of two shareholders constitutes a quorum; but if we have only one shareholder, one shareholder present in person or by proxy shall constitute the necessary quorum.

Access to books and records and dissemination of information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to its Memorandum of Association. The shareholders have the additional right to inspect the Bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public without charge. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. We maintain a share register in Hamilton, Bermuda. A company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two (2) hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or removal of directors. Under Bermuda law and our Bye-laws, directors are elected or appointed at the annual general meeting and serve until re-elected or re-appointed or until their successors are elected or appointed, unless they are earlier removed or resign. Our Bye-laws provide for a staggered board of directors, with one-third of the directors selected each year.

Under Bermuda law and our Bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided the director is served with at least 14 days’ notice. The director has a right to be heard at that meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors.

Amendment of Memorandum of Association. Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Generally, our Bye-laws may be amended by the directors with the approval of a majority vote of the shareholders in a general meeting. However, a super-majority vote is required for certain resolutions relating to the variation of class rights, the removal of directors, the approval of business combinations with certain ‘interested persons’ and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act 1981 of Bermuda. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company’s memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. Persons voting in favor of the amendment may make no such application.

Appraisal rights and shareholder suits. Under Bermuda law, in the event of an amalgamation or merger involving a Bermuda company, a shareholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his or her shares. The amalgamation or merger of a company with another company requires the amalgamation or merger agreement to be approved by the board of directors and, except where the amalgamation or merger is between a holding company and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries, by meetings of the holders of shares of each company and of each class of such shares.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s Memorandum of Association or Bye-laws. Further consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares by any shareholder, by other shareholders or by the company.

Anti-takeover effects of provisions of our charter documents.

Several provisions of our Bye-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in our best interest and (2) the removal of incumbent officers and directors.

Staggered board of directors.

Our Bye-laws provide for a staggered board of directors with one-third of our directors being selected each year. This staggered board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Transactions involving certain business combinations.

Our Bye-laws prohibit the consummation of any business combination involving us and any interested person, unless the transaction is approved by a vote of a majority of 80% of those present and voting at a general meeting of our shareholders, unless:

•

the ratio of (i) the aggregate amount of cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination, to (ii) the market price per share, immediately prior to the announcement of the proposed business combination, is at least as great as the ratio of (iii) the highest per share price, which the interested person has theretofore paid in acquiring any share prior to the business combination, to (iv) the market price per share immediately prior to the initial acquisition by the interested person of any shares;

•

the aggregate amount of the cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination (i) is not less than the highest per share price paid by the interested person in acquiring any shares, and (ii) is not less than the consolidated earnings per share of our company for our four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on the business combination multiplied by the then price/earnings multiple (if any) of the interested person as customarily computed and reported in the financial community;

•

the consideration (if any) to be received in the business combination by holders of shares other than the interested person involved shall, except to the extent that a shareholder agrees otherwise as to all or part of the shares which the shareholder owns, be in the same form and of the same kind as the consideration paid by the interested person in acquiring shares already owned by it;

•

after the interested person became an interested person and prior to the consummation of the business combination: (i) such interested person shall have taken steps to ensure that the board includes at all times representation by continuing directors proportionate in number to the ratio that the number of shares carrying voting rights in our company from time to time owned by shareholders who are not interested persons bears to all shares carrying voting rights in our company outstanding at the time in question (with a continuing director to occupy any resulting fractional position among the directors); (ii) the interested person shall not have acquired from us or any of our subsidiaries, directly or indirectly, any shares (except (x) upon conversion of convertible securities acquired by it prior to becoming an interested person, or (y) as a result of a pro rata share dividend, share split or division or subdivision of shares, or (z) in a transaction consummated on or after June 7, 2001 and which satisfied all requirements of our Bye-laws); (iii) the interested person shall not have acquired any additional shares, or rights over shares, carrying voting rights or securities convertible into or exchangeable for shares, or rights over shares, carrying voting rights except as a part of the transaction which resulted in the interested person becoming an interested person; and (iv) the interested person shall not have (x) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by us or any subsidiary of ours, or (y) made any major change in our business or equity capital structure or entered into any contract, arrangement or understanding with us except any change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the continuing directors; and

•

a proxy statement complying with the requirements of the U.S. Securities Exchange Act of 1934, as amended, shall have been mailed to all holders of shares carrying voting rights for the purpose of soliciting approval by the shareholders of the business combination. The proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the adequacy (or inadequacy) of the terms of the business combination from the point of view of the holders of shares carrying voting rights other than any interested person (the investment banking firm to be selected by a majority of the continuing directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by us of the opinion).

For purposes of this provision, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested person” is any person or entity that beneficially owns 15% or more of our voting shares and any person or entity affiliated with or controlling or controlled by that person or entity. “Continuing directors” means directors who have been elected before June 7, 2001 or designated as continuing directors by the majority of the then continuing directors.

Consequences of becoming an interested person.

Our Bye-laws provide that, at any time a person acquires or becomes the beneficial owner of 15% or more of our voting shares, which we refer to as the “threshold”, then the person will not be entitled to exercise voting rights for the number of common shares in excess of the threshold he holds or beneficially owns. This disability applies to any general meeting of our company as to which the record date or scheduled meeting date falls within a period of five years from the date such person acquired beneficial ownership of a number of common shares in excess of the threshold.

The above restrictions do not apply to us, our subsidiaries or to:

•

any person who on June 7, 2001 was the holder or beneficial owner of a number of shares carrying voting rights that exceeded the threshold and who continues at all times after June 7, 2001 to hold shares in excess of the threshold; and

•

any person whose acquisition of a number of shares exceeding the threshold has been approved by (1) a majority of 80% of those present and voting at a general meeting or (2) by a resolution adopted by the continuing directors, followed by a resolution adopted by a shareholder vote in excess of 50% of the voting shares not owned by such interested person.

Shareholder Rights Plan

Our board of directors has adopted a shareholder rights plan under which our shareholders received one right for each common share they held. Each right will entitle the holder to purchase from the Company a unit consisting of one one-hundredth of a share of our Series A Junior Participating Preferred Shares, or a combination of securities and assets of equivalent value, at an exercise price of $127.00, subject to adjustment.

The following summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement between us and The Bank of New York, as rights agent, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

If any person or group acquires shares representing 15% or more of our issued and outstanding common shares, the “flip-in” provision of the rights agreement will be triggered and the rights will entitle a holder, other than such person, any member of such group or related person, as such rights will be null and void, to acquire a number of additional common shares having a market value of twice the exercise price of each right. In lieu of requiring payment of the purchase price upon exercise of the rights following any such event, we may permit the holders simply to surrender the rights, in which event they will be entitled to receive common shares (and other property, as the case may be) with a value of 50% of what could be purchased by payment of the full purchase price.

Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of our Company, including, without limitation, no right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for preferred shares (or other consideration) or for common shares of the acquiring or surviving company or in the event of the redemption of the rights as set forth above.

The existence of the rights agreement and the rights could deter a third party from tendering for the purchase of some or all of our common shares and could have the effect of entrenching management. In addition, they could have the effect of delaying or preventing changes of control of the ownership and management of our company, even if such transactions would have significant benefits to our shareholders.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as transfer agent and registrar for our common shares.

FORM, EXCHANGE AND TRANSFER

We will issue securities only in registered form; no securities will be issued in bearer form. We will issue each security other than common shares in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common shares in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under “Book-Entry Procedures and Settlement.”

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•

The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

•

You may exchange, transfer, present for payment or exercise securities at the office of the relevant indenture trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or we may perform them ourselves.

•

You will not be required to pay a service charge to transfer or exchange your securities, but you may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

•

If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

•

If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust & Clearing Corporation, or DTC, a securities depositary, and will be registered in the name of Cede & Co. or another nominee of DTC. DTC, Cede & Co., or such nominee, will thus be the only registered holder of these securities. Except as set forth below, the registered global securities may be transferred, in whole but not in part, only to Cede & Co., another nominee of DTC or to a successor of DTC or its nominee.

Purchasers of securities may only hold interests in the global securities through DTC if they are participants in the DTC system. Individual certificates in respect of the securities will not be issued in exchange for the registered global securities, except in very limited circumstances. Purchasers may also hold interests through a securities intermediary — banks, brokerage houses and other institutions that maintain securities accounts for customers — that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common shares are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

Title to book-entry interests in the securities will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures.

If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the securities represented by registered global securities upon delivery of those registered global securities for cancellation. We may also permit beneficial owners of book-entry securities represented by a global security to exchange their beneficial interests for definitive (paper) securities if, in our sole discretion, we decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

Initial settlement for the securities offered on a global basis through DTC will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the securities among participants thereof, it is under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

SELLING SHAREHOLDERS

This prospectus also covers 21,500,000 common shares, together with preferred share purchase rights attached thereto, which may be sold by or on behalf of selling shareholders or by their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a report filed under Section 13(a) of the Exchange Act.

The common shares that may be sold by or on behalf of selling shareholders under this prospectus were acquired directly from the Company, purchased in the open market or were the subject of awards under our equity incentive plans, in each case, prior to the initial filing of this Registration Statement.

PLAN OF DISTRIBUTION

We or a selling shareholder may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by ourselves directly;

•	through agents; or

•	through a combination of any of these methods of sale.

Selling shareholders may be deemed underwriters of the common shares sold by them hereunder.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus. We anticipate, however, that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

•	the type of securities to be offered;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•

any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, which in the aggregate will not exceed 8% of the gross proceeds of the offering;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers;

•	any securities exchanges on which such offered securities may be listed; and

•	the names of the selling shareholders and the number of amount of securities being offered by them.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If a dealer is utilized in the sales of offered securities, we or a selling shareholder will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

We or a selling shareholder may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or their affiliates) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such persons may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. Such persons will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Sales to or through one or more underwriters or agents in at-the-market offerings will be made pursuant to the terms of a distribution agreement with the underwriters or agents. Such underwriters or agents may act on an agency basis or on a principal basis. During the term of any such agreement, shares may be sold on a daily basis on any stock exchange, market or trading facility on which the common shares are traded, in privately negotiated transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any common shares sold will be sold at negotiated prices or at prices related to the then prevailing market prices for our common shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we or a selling shareholder may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common shares or other securities. The terms of each such distribution agreement will be described in a prospectus supplement.

We may sell our common shares pursuant to dividend reinvestment, share purchase plans and similar plans in which our shareholders as well as other investors may participate. Purchasers of shares under such plans may, upon resales, be deemed to be underwriters. These shares may be resold in market transactions (including coverage of short positions), in privately negotiated transactions or otherwise. Common shares sold under any such plans may be issued at a discount to the market price of the common shares. The difference between the price owners who may be deemed to be underwriters pay us for our common shares acquired under any such plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions or fees received by these owners in connection with such transactions.

We may loan common shares to underwriters, agents and others, pursuant to share lending agreements, which may be offered for sale in transactions, including block sales, on any securities exchange, market or trading facility.

We may also issue our common shares to officers, directors, employees, consultants, agents or other persons, including selling stockholders, pursuant to awards made under our equity incentive plans. Such common shares may be resold by our officers and directors under this prospectus as indicated in a prospectus supplement.

We or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Offered securities may be sold directly by us or a selling shareholder to one or more institutional purchasers, or through agents designated by us or a selling shareholder from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or a selling shareholder to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we or a selling shareholder will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us or a selling shareholder at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, common shares may be issued upon conversion of or in exchange for debt securities, preferred shares or depositary shares.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest may also sell common shares in transactions that are exempt from registration under the Securities Act rather than under this prospectus.

Each series of offered securities, other than the common shares which are listed on the New York Stock Exchange, will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or a selling shareholder and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us or a selling shareholder to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us or a selling shareholder in the ordinary course of business.

Underwriters, dealers, agents and remarketing firms may be entitled, under agreements with us or a selling shareholder, to indemnification by us or a selling shareholder against certain civil liabilities, including liabilities under the Securities Act relating to material misstatements and omissions, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our affiliates or a selling shareholder in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by MJM Limited, Hamilton, Bermuda. The validity of the guarantees of our debt securities by our subsidiaries who may guarantee our debt securities is being passed upon for us by Seward & Kissel LLP, New York, New York and Morgan & Morgan, Panama City, Panama. Certain matters of New York law are being passed on by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited appearing in Tsakos Energy Navigation Limited’s Annual Report (Form 20-F) for the year ended December 31, 2011 and the effectiveness of Tsakos Energy Navigation Limited’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statistical data and other information incorporated by reference from the section of our Annual Report on Form 20-F for the year ended December 31, 2011 entitled “Item 5. General Market Overview — World Oil Demand / Supply and Trade,” including the analysis of the various sectors of the oil tanker industry, has been provided by ICAP Shipping (“ICAP”). ICAP has advised that the statistical data and other information contained therein are drawn from its database and other sources. In connection therewith, ICAP has advised that: (a) certain information in ICAP’s database is derived from estimates or subjective judgments; (b) the information in the databases of other maritime data collection agencies may differ from the information in ICAP’s database; and (c) while ICAP has taken reasonable care in the compilation of the statistical and other information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

4,000,000 Common Shares

PROSPECTUS SUPPLEMENT

Jefferies

August 8, 2013